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                                                                    EXHIBIT 8.2

                               November 27, 1998


PNB Financial Group, Inc.
4665 MacArthur Court
Newport Beach, California 92660

     Re:  WESTERN BANCORP/PNB FINANCIAL GROUP, INC.

Gentlemen:

         You have asked our opinion as to certain Federal income tax consequences of the merger (the "Merger") of PNB Financial Group, Inc., a California corporation ("PNB"), with and into Western Bancorp, a California corporation ("Western"), pursuant to an Agreement and Plan of Merger dated as of October 6, 1998 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

         In formulating our opinion, we have examined the Agreement, the Joint Proxy Statement/Prospectus of Western and PNB substantially in the form to be delivered to their shareholders (the "Proxy Statement") and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement, including the purposes of the parties for consummating the Merger, are accurate and complete, and (iii) the representations made to us by Western and PNB in connection with the Merger (in the form of representation letters dated November 27, 1998) are accurate.

         Based upon the foregoing, we are of the opinion that, for Federal income tax purposes:

         (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

         (ii) no gain or loss will be recognized by the shareholders of PNB who receive shares of Western Common Stock in exchange for shares of PNB Common Stock, except with respect to cash received in lieu of fractional share interests.

         This opinion relates solely to the Federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law.


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PNB Financial Group, Inc.
November 27, 1998
Page 2


Furthermore, our opinion is based on current Federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in Federal income tax law or administrative practice that may affect our opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 registering shares of Western Common Stock in connection with the Merger (the "Registration Statement") and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the Federal income tax consequences of the Merger.


                                               Very truly yours,

                                               /s/ McDermott, Will & Emery